As filed with the Securities and Exchange Commission on December 7, 2004
Registration No. 333-118012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Adeza Biomedical Corporation

(Exact name of Registrant as specified in its charter)

Delaware	2835	77-0054952
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1240 Elko Drive

Sunnyvale, California 94089
(408) 745-0975
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Emory V. Anderson

President and Chief Executive Officer
Adeza Biomedical Corporation
1240 Elko Drive
Sunnyvale, California 94089
(408) 745-0975
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Sarah A. O’Dowd Heller Ehrman White & McAuliffe LLP 275 Middlefield Road Menlo Park, California 94025 (650) 324-7000	Frederick W. Kanner Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing Exhibits 3.5, 10.3 and 10.6. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

________________________________________________________________________________

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the sale of the common stock being registered. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

Amount
to be paid

SEC registration fee	$8,742.30
NASD filing fee	7,400.00
Nasdaq National Market application fee	5,000.00
Nasdaq National Market entry fee	95,000.00
Nasdaq National Market annual fee (prorated for 2004)	4,416.67
Legal fees and expenses	900,000.00
Accounting fees and expenses	500,000.00
Printing and engraving	200,000.00
Blue Sky fees and expenses (including legal fees)	20,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	54,441.03

Total	$1,800,000.00

Item 14.     Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s amended restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or agents, where indemnification by us will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Part II

The Underwriting Agreement provides for indemnification by the underwriters of the officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities arising under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has obtained liability insurance for its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

Exhibit
Document	number

Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation of Registrant	3.2
Form of Restated Bylaws of Registrant	3.4
Form of Indemnification Agreement for Directors and Officers	10.12

Item 15.     Recent sales of unregistered securities

In the preceding three years, beginning October 1, 2001 and ending December 3, 2004, the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D and the other rules and regulations promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All common share amounts give effect to a three-for-four reverse stock split of our common stock effected on December 6, 2004.

1. We have issued options to purchase an aggregate of 1,483,438 shares of common stock to our directors, employees and consultants, of which options to purchase 796,438 shares were granted at an exercise price of $3.33 per share, options to purchase 607,125 shares of common stock were granted at an exercise price of $10.00 per share, options to purchase 3,750 shares of common stock were granted at an exercise price of $6.17, options to purchase 76,125 shares of common stock were granted at an exercise price of $8.51 and 9,266 shares of common stock have been issued upon exercise of options. The sales of the above securities were deemed to be exempt from registration pursuant to either Section 4(2) of the Securities Act (in the case of our officers) or Rule 701 promulgated under the Securities Act (in the case of optionees other than officers).

2. In September 2001, we issued 3,247,408 shares of our Series 5 preferred stock to accredited investors for an aggregate cash consideration of approximately $15,035,500. The issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 506 under Regulation D promulgated under the Securities Act, and a Form D was filed with respect to this issuance.

3. In November 2001, we issued 18,750 shares of our common stock to Fred Hutchinson Cancer Research Center, Inc. for an aggregate cash consideration of $250. The sale of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

4. In December 2003, we issued 190,259 shares of our Series 3 preferred stock upon exercise of warrants to STF II L.P., Asset Management Associates 1984, L.P., Asset Management Associates 1989,

Part II

L.P., Pantheon Global PLC Limited acting in respect and on behalf of Pantheon Secondary Interests Cell and CIS-I-IV, LLC. for an aggregate cash consideration of approximately $500,000. The sale of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules

Exhibit
number		Description

1.1*	*	Form of Underwriting Agreement.
3.1*	*	Amended and Restated Certificate of Incorporation.
3.2*	*	Form of Amended and Restated Certificate of Incorporation to be effective upon the completion of the offering.
3.3*	*	Bylaws.
3.4*	*	Form of Amended and Restated Bylaws to be effective upon the completion of the offering.
3.5		Certificate of Amendment of Amended and Restated Certificate of Incorporation.
4.1*	*	Specimen Stock Certificate.
5.1*	*	Opinion of Heller Ehrman White & McAuliffe LLP.
10.1*	*	1995 Stock Option and Restricted Stock Plan.
10.2*	*	2004 Equity Incentive Plan.
10.3		Exclusive License Agreement, dated August 12, 1992, between Adeza and the Fred Hutchinson Cancer Research Center, together with the First Amendment to Exclusive License Agreement and Consent dated May 9, 1996 and Amendment No. 1 to Exclusive License Agreement dated April 30, 1998.†
10.4*	*	Investors’ Rights Agreement, dated September 19, 2001, between Adeza and certain Stockholders of Adeza.
10.5*	*	License Agreement, dated July 25, 1997, between Adeza and the Trustees of the University of Pennsylvania.†
10.6		Agreement and Release, dated March 3, 1998, between Adeza and Matria Healthcare, Inc.†
10.7*	*	Net Industrial Space Lease, dated July 7, 1999, between Adeza and Tasman V, LLC.
10.8*	*	Service Agreement, dated as of March 31, 1999, between Adeza and Ventiv Health U.S. Sales LLC (formerly known as Snyder Healthcare Sales Inc.), together with First Amendment to Service Agreement dated March 8, 2002, Second Amendment to Service Agreement dated July 22, 2002, and Third Amendment to Service Agreement dated May 15, 2004.†
10.9*	*	Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 23, 1999, between Adeza and Transamerica Business Credit Corporation and its assignees.
10.10	**	Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 31, 2000, between Adeza and TBCC Funding Trust II and its assignees.
10.11	**	Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 23, 1999, between Adeza and MMC/GATX Partnership No. I and its assignees.
10.12	**	Form of Indemnification Agreement for Directors and Officers.
10.13	**	Agreement, dated December 24, 1998, between Adeza and Unilever PLC.†
10.14	**	Second Amendment to Lease, dated October 12, 2004, between Adeza and Tasman V, LLC.
10.15	**	Management Continuity Agreement, dated October 21, 2004, between Adeza and Emory Anderson.
10.16	**	Management Continuity Agreement, dated October 21, 2004, between Adeza and Mark Fischer-Colbrie.
10.17	**	Form of Management Continuity Agreement, dated October 21, 2004, between Adeza and Durlin Hickok, Robert Hussa and Marian Sacco.
23.1*	*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	*	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).
24.1*	*	Powers of Attorney (included on signature page).

*	To be filed by amendment.

**	Previously filed.

Part II

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 17.     Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, California on this 7th day of December, 2004.

ADEZA BIOMEDICAL CORPORATION

By:	/s/ EMORY V. ANDERSON

Emory V. Anderson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on December 7, 2004:

Signature	Title(s)

/s/ EMORY V. ANDERSON Emory V. Anderson	President, Chief Executive Officer and Director (principal executive officer)

/s/ MARK D. FISCHER-COLBRIE Mark D. Fischer-Colbrie	Vice President, Finance and Administration and Chief Financial Officer (principal financial and accounting officer)

/s/ ANDREW E. SENYEI, MD* Andrew E. Senyei, MD	Chairman of the Board

/s/ NANCY D. BURRUS* Nancy D. Burrus	Director

/s/ CRAIG C. TAYLOR* Craig C. Taylor	Director

/s/ KATHLEEN D. LAPORTE* Kathleen D. LaPorte	Director

*By:

/s/ EMORY V. ANDERSON Emory V. Anderson Attorney-in-Fact

Exhibit Index

Exhibit
number		Description

1.1**		Form of Underwriting Agreement.
3.1**		Amended and Restated Certificate of Incorporation.
3.2**		Form of Amended and Restated Certificate of Incorporation to be effective upon the completion of the offering.
3.3**		Bylaws.
3.4**		Form of Amended and Restated Bylaws to be effective upon the completion of the offering.
3.5		Certificate of Amendment of Amended and Restates Certificate of Incorporation.
4.1**		Specimen Stock Certificate.
5.1**		Opinion of Heller Ehrman White & McAuliffe LLP.
10.1**		1995 Stock Option and Restricted Stock Plan.
10.2**		2004 Equity Incentive Plan.
10.3		Exclusive License Agreement, dated August 12, 1992, between Adeza and the Fred Hutchinson Cancer Research Center, together with the First Amendment to Exclusive License Agreement and Consent dated May 9, 1996 and Amendment No. 1 to Exclusive License Agreement dated April 30, 1998.†
10.4**		Investors’ Rights Agreement, dated September 19, 2001, between Adeza and certain Stockholders of Adeza.
10.5**		License Agreement, dated July 25, 1997, between Adeza and the Trustees of the University of Pennsylvania.†
10.6		Agreement and Release, dated March 3, 1998, between Adeza and Matria Healthcare, Inc.†
10.7**		Net Industrial Space Lease, dated July 7, 1999, between Adeza and Tasman V, LLC.
10.8**		Service Agreement, dated as of March 31, 1999, between Adeza and Ventiv Health U.S. Sales LLC (formerly known as Snyder Healthcare Sales Inc.), together with First Amendment to Service Agreement dated March 8, 2002, Second Amendment to Service Agreement dated July 22, 2002, and Third Amendment to Service Agreement dated May 15, 2004.†
10.9**		Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 23, 1999, between Adeza and Transamerica Business Credit Corporation and its assignees.
10.10*	*	Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 31, 2000, between Adeza and TBCC Funding Trust II and its assignees.
10.11*	*	Warrant to Purchase Shares of Series 3 Preferred Stock, dated March 23, 1999, between Adeza and MMC/GATX Partnership No. I and its assignees.
10.12*	*	Form of Indemnification Agreement for Directors and Officers.
10.13*	*	Agreement, dated December 24, 1998, between Adeza and Unilever PLC.†
10.14*	*	Second Amendment to Lease, dated October 12, 2004, between Adeza and Tasman V, LLC.
10.15*	*	Management Continuity Agreement, dated October 21, 2004, between Adeza and Emory Anderson.
10.16*	*	Management Continuity Agreement, dated October 21, 2004, between Adeza and Mark Fischer-Colbrie.
10.17*	*	Form of Management Continuity Agreement, dated October 21, 2004, between Adeza and Durlin Hickok, Robert Hussa and Marian Sacco.
23.1**		Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2**		Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).
24.1**		Powers of Attorney (included on signature page).

*	To be filed by amendment.

**	Previously filed.

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.